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                                                                   EXHIBIT 10.16

                   OTHER NAMED EXECUTIVE OFFICER ARRANGEMENTS

      The named executive officers who do not have employment agreements with the Company are Michael A. Floyd and Thomas J. Francis. The following is a summary of the compensation agreement between the Company and these named executive officers:

      - Annual salaries for Mr. Floyd and Mr. Francis are $180,000 and $150,000, respectively

      - Eligibility for bonus based on the Company's EBITDA performance against the 2004 plan approved by the Company's Board of Directors

      -     Eligible for benefits available to Company employees, including:
            Medical Insurance, Dental Insurance, Vision Insurance, Prescription Drug Benefits, Supplemental Life & AD&D, Long Term Disability, Short Term Disability, Basic Life and Basic AD&D, Employee Assistance Program, 401(k) Plan, Paid Time Off, Wellness Program and Educational Assistance